Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169821

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC
SUPPLEMENT NO. 11, DATED MARCH 1, 2012,
TO THE PROSPECTUS, DATED AUGUST 15, 2011

Monthly Pricing Supplement
(unaudited)

On March 1, 2012, our net asset value (“NAV”) per institutional share is $9.001 and our NAV per retail share is $9.044.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of February 1, 2012:	$2,245,356.96
Net Assets as of March 1, 2012:
Real Estate Properties, at Fair Value	$3,418,025.00
Non-Real Estate Assets (1)
Cash and Cash Equivalents	107,006.68
Accrued Rental Income	26,935.44
Prepaid Organizational and Other Costs	2,909,413.58
Total Net Assets	6,461,380.70
Liabilities
Financing	1,652,788.50
Other Liabilities (1)	2,481,075.96
Total liabilities	4,133,864.46
Net Asset Value	$2,327,516.24

(1)	As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined based in part on the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition. Based on historical operations, the value of the Real Estate Properties represents an 9.10% capitalization rate.

Monthly Adjustment and Calculation of NAV

Institutional Shares

	NAV
Net Asset Value for Institutional shares as of February 1, 2012:	$0.00 ($9.000	)(4)
Share Purchases and Redemptions for the month of March 2012:
Share Purchases	38,000.00
Share Redemptions	—
Activity for the month of March 2012:(2)
Accrual of Portfolio Revenue	29.38
Accrual of Asset Management Fee	—
Accrual of Other Expenses(3)	(19.97)
Accrual of Organizational and Offering Expenses	(1.14)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities
Ending NAV on March 1, 2012 (per institutional share)	$38,008.27 ($9.001)

Retail Shares

NAV
Net Asset Value for Retail shares as of February 1, 2012:	$2,245,356.96 ($9.036)
Share Purchases and Redemptions for the month of March 2012:
Share Purchases	42,145.39
Share Redemptions	—
Activity for the month of March 2012:(2)
Accrual of Portfolio Revenue	26,023.44
Accrual of Asset Management Fee	—
Accrual of Other Expenses(3)
Accrual of Organizational and Offering Expenses	(24,017.82)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities
Ending NAV on March 1, 2012 (per retail share)	$2,289,507.97 ($9.044)

(2)	The beginning NAV and the monthly activity for February 2012 have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.
(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.
(4)	The NAV as of February 1, 2012 for institutional shares is based on the initital per institutional share purchase price of $9.00 in the offering. Institutional shares were first issued on February 28, 2012.

The NAV per share for a particular day can be found on our website at www.arcglobalnav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement. We first issued institutional shares on February 28, 2012.

Date	NAV per institutional share	NAV per retail share
February 1, 2012	N/A	$ 9.036
February 2, 2012	N/A	$ 9.038
February 3, 2012	N/A	$ 9.039
February 6, 2012	N/A	$ 9.040
February 7, 2012	N/A	$ 9.040
February 8, 2012	N/A	$ 9.040
February 9, 2012	N/A	$ 9.040
February 10, 2012	N/A	$ 9.041
February 13, 2012	N/A	$ 9.041
February 14, 2012	N/A	$ 9.041
February 15, 2012	N/A	$ 9.042
February 16, 2012	N/A	$ 9.042
February 17, 2012	N/A	$ 9.042
February 21, 2012	N/A	$ 9.042
February 22, 2012	N/A	$ 9.043
February 23, 2012	N/A	$ 9.043
February 24, 2012	N/A	$ 9.043
February 27, 2012	N/A	$ 9.043
February 28, 2012	N/A	$ 9.043
February 29, 2012	$ 9.001	$ 9.044
March 1, 2012	$ 9.001	$ 9.044